A T FUNDS INVESTMENT TRUST
OFFICER’S CERTIFICATE

I, Mark G. Torline, hereby certify that I am duly elected and acting Chief Executive Officer of A T Funds Investment Trust (the “Trust”), a Delaware statutory trust; that the following are full, true and correct copies of certain resolutions adopted by the Board of Trustees of the Trust on June 3, 2009, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

WHEREAS, the Board of the Trust has determined that it is in the best interests of the Trust to renew fidelity bond coverage covering the Trust against larceny and embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the U.S. Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended;

NOW, THEREFORE, IT IS RESOLVED, that the officers of the Trust be, and each of them acting alone hereby is, authorized and directed to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions, including the filing of the Fidelity Bond with the SEC and the making of other filings and the giving of notices required under Paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, I have hereunto signed my name this 2nd day of July 2009.

/s/ Mark G. Torline
Mark G. Torline
Chief Executive Officer

I, Alexander L. Popof, Vice President of the Trust, hereby do certify that on this 2nd day of July 2009, Mark G. Torline is the duly elected Chief Executive Officer of the Trust and that the signature above is his genuine signature.

/s/ Alexander L. Popof
Alexander L. Popof
Vice President